Exhibit 3.1.4

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF MEDIMMUNE, INC.

Under Section 242 of the General Corporation Law
of the State of Delaware

MedImmune, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.     The name of the corporation is MedImmune, Inc.

2.     The Corporation was originally incorporated under the name Molecular Vaccines, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 29, 1987. The Corporation previously filed Restated Certificates of Incorporation on May 24, 1988, December 12, 1990, April 19, 1991 and May 14, 1991, and Certificates of Amendment to the Restated Certificate of Incorporation on October 2, 1989, January 12, 1990, August 31, 1990, September 17, 1990, October 2, 1990, August 14, 1996, June 17, 1998 and May 18, 2000.

3.     This amendment of the Restated Certificate of Incorporation has been duly adopted and authorized in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability and directing that it be considered by the holders of the Common Stock of the Corporation, and the holders of a majority of the shares of the Common Stock of the Corporation outstanding as of March 31, 2003 having voted affirmatively in favor of such amendment.

4.     The lead paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation of MedImmune, Inc. is hereby amended in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 425,524,525, consisting of 5,524,525 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and 420,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”). The Preferred Stock shall consist of one or more series of Preferred Stock, including the Series A Convertible Preferred Stock which shall have the powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, set forth as provided for herein.”

5.     ARTICLE FOURTH, PART C., Section C.1 of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“C.1. Designation and Amount. The designation of this class of capital stock shall be “Common Stock,” par value $.01 per share (the “Common Stock”). The number of shares, powers, terms, conditions, designations, preference and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, shall be as set forth in this Part C. The number of authorized shares of Common Stock is 420,000,000.”

        IN WITNESS WHEREOF, MedImmune, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed on its behalf on May 23, 2003.

      MEDIMMUNE, INC.

BY: /s/ David M. Mott —————————————— David M. Mott Vice Chairman and Chief Executive Officer

Attest:
/s/ Timothy R. Pearson
——————————————
Timothy R. Pearson
Secretary